Exhibit 10.1

Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.

ASSET PURCHASE AGREEMENT

between and among

FRAME INTELLIGENCE, LLC

FRAME HOLDINGS LTD

SEAN DOCHERTY

and

THE CRYPTO COMPANY

Dated as of March 20, 2026

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), made as of March 20, 2026 (the “Effective Date”), is by and between: (a) Frame Holdings Ltd, a Cayman Islands exempted company with company registration number 423415 (“Seller”), and (b) Sean Docherty, an individual (“SD”), on the one hand, and (c) Frame Intelligence, LLC, a Nevada limited liability company (“Buyer”), on the other, with the inclusion of The Crypto Company, a Nevada corporation (“TCC”), solely for the limited purposes specifically and expressly set forth herein.

Buyer, TCC, SD, and Seller are each referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns or controls all right, title, and interest in and to “Frame” and the Frame technology, including without limitation the Frame blockchain, related software, repositories, validator and infrastructure access, domains, credentials, documentation, data, and all other assets described on Schedule 1 (collectively, the “Acquired Assets”), which Acquired Assets constitute all of the assets, rights, and interests that are necessary or desirable to own, operate, maintain, secure, develop, and commercially exploit the Frame business and technology, which business and technology provides the ability to hold, transfer, and transact with digital assets with true self-custody (i.e., no intermediary holds the assets), sub-second transaction finality, built-in privacy protections, and seamless access across otherwise fragmented blockchain networks (collectively, “Frame”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title, and interest in and to the Acquired Assets, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the Closing (as defined below), Buyer will enter into certain consultant arrangements with Seller and certain personnel listed on Schedule 4, and Buyer will implement governance and protection rights described herein; and

WHEREAS, TCC is the sole shareholder of Buyer and will therefore benefit from the transactions contemplated hereby, for which reason TCC will agree to make a $2,000,000 contribution into Buyer as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Capitalized terms used but not separately defined in the body of this Agreement shall have the meanings set forth in this Article I, as follows:

1.1 “Acquired Assets” has the meaning set forth in the Recitals and includes, without limitation, all items listed on Schedule 1.

1.2 “Action” means any claim, lawsuit, action, cause of action, investigation, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity.

1.3 “Affiliate” of any Person means (a) any Person that directly, or indirectly through one or more intermediaries, controls or is controlling, controlled by, or under common control with such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto, (b) any Person that directly or indirectly owns ten percent (10%) or more of any class of membership or other equity interest of such Person, (c) any officer or director of such Person, (d) in the case of a partnership, any general partner of such partnership, (e) in the case of a manager-managed limited liability company, any manager thereof, (f) in the case of a trust, any trustee or beneficiary of such trust, (g) any spouse, parent, in-law, sibling or child or lineal descendant of any individual described in (a) through (d) above, and (h) any trust for the benefit of any individual described in (a) through (g) above.

1.4 “Ancillary Agreement” means any written agreement or certificate produced pursuant to, or in connection with, this Agreement.

1.5 “Business” means any activity engaged in or contemplated by TCC or Buyer as of the Closing Date or any contemplated expansions or extensions thereof to and through the date that the relevant restricted parties shall no longer be associated with TCC or any of its Affiliates.

1.6 “Business Day” means any day other than Saturday, Sunday, or a day on which banks in New York or Los Angeles are authorized or required to close.

1.7 “Buyer Indemnified Party” means a Person entitled to indemnification under Section 10.1.

1.8 “Cause” means, solely for purposes of any severance, buy-back, or related rights incorporated into this Agreement or any Ancillary Agreement (including without limitation the Employment Agreement and Consulting Agreement), any of: Fraud, Willful Misconduct, Breach of Fiduciary Duty, Breach of Contract, or Crime, each as defined on Schedule 5.

1.9 “Change of Control” has the meaning set forth on Schedule 9.

1.10 “Closing” means the consummation of the transactions contemplated by Article II and Article III.

1.11 “Closing Date” means the date on which the Closing occurs.

1.12 “Confidential Information” means all non-public information concerning a Party or the transactions contemplated hereby, including without limitation the existence and terms of this Agreement.

1.13 “Compete” means to directly or indirectly engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any activity, whether or not for profit, that is competitive with the Business anywhere in the universe.

1.14 “Consulting Agreement” means the independent contractor agreement between Buyer (or an Affiliate thereof), on the one hand, and Seller, on the other, for consulting services delivered by such entity as an independent contractor and described in part herein, substantially in the form of Exhibit C.

1.15 “Cure Period” means: (a) the 30-day period following receipt by Buyer and TCC of written notice thereto from Seller as regards a prospective Termination Event or any breach of this Agreement or an Ancillary Agreement by Buyer or TCC, or (b) the 30-day period following receipt by Seller or Brian Syring (“Syring”), as the case may be, of written notice thereto from Buyer or TCC as regards any breach of this Agreement or an Ancillary Agreement thereby.

1.16 “Definitive Agreements” means this Agreement together with all Ancillary Agreements and all schedules and exhibits hereto and thereto.

1.17 “Employment Agreement” means an employment agreement between Buyer (or an Affiliate thereof), on the one hand, and Syring, on the other, that will define the terms and conditions of Syring’s service as Vice President, Blockchain Operations.

1.18 “Extended Funding Deadline” has the meaning set forth in Section 6.9(c).

1.19 “Frame” has the meaning set forth in the Recitals.

1.20 “Fundamental Representations” means the representations and warranties set forth in Sections 4.1 (Organization; Good Standing), 4.2 (Authority), 4.3 (Title; No Liens), 4.4 (Sole Owner of Frame IP; Chain of Title), and 4.13 (Brokers), and Sections 5.1 (Organization; Good Standing), 5.2 (Authority), 5.4 (Capitalization; Issuance), and 5.6 (Brokers).

1.21 “Funding Deadline” means the date that is 120 days after the Closing Date.

1.22 “Funding Requirement” means the not less than $2,000,000 of cash in the aggregate that TCC shall contribute into Buyer on or before the Funding Deadline or the Extended Funding Deadline (as the case may be), subject to Section 6.10(b).

1.23 “Governmental Entity” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

1.24 “Indebtedness” of any Person shall mean, without duplication: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) indebtedness evidenced by capitalized leases (excluding real estate leases), (d) any amounts owed pursuant to any interest rate or currency swap, forward contract, or other hedging arrangement, (e) purchase money indebtedness and all obligations under any conditional sale, earn-out or other arrangement for the deferral of purchase price of any business, property or services, (f) any amounts owed with respect to a banker’s acceptance or letter of credit or surety bond, (g) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (h) any indebtedness or obligation of a Person (other than TCC) of a type that is referred to in clauses (a) through (g) that is either guaranteed directly or indirectly by, or secured by a Lien upon any property or asset owned by, such Person, and (i) any accrued and unpaid interest, prepayment fee, unwind costs, redemption costs, or termination or other fees and expenses (including legal fees related thereto) owing by such Person with respect to any indebtedness of a type described in clauses (a) through (h).

1.25 “Law” means any statute, law, common law, ordinance, policy, rule or regulation of any Governmental Entity, and all judicial interpretations thereof, as amended from time to time.

1.26 “Liability” means any and all Indebtedness, liability, or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or determined or determinable.

1.27 “Lien” means any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

1.28 “Losses” means (a) any and all Actions, judgments, awards, known and actual Liabilities, losses, costs or damages, including reasonable fees and expenses of attorneys, accountants and other professional advisors (in each case actually paid to unaffiliated third parties), and (b) any losses or costs actually paid to unaffiliated third parties in investigating, defending or settling any of Action described in clause (a), whether or not the underlying Action is actually asserted or is merely alleged or threatened.

1.29 “Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity or any arbitrator.

1.30 “Permitted Liens” means the listed Liens, if any, on Schedule 6.

1.31 “Person” means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a group, any similar person or entity, and a Governmental Entity.

1.32 “Representatives” means each and all of the accountants, agents, attorneys, advisors, officers, employees, and contractors of the applicable person or entity.

1.33 “Seller Indemnified Party” means a Person entitled to indemnification under Section 10.2.

1.334 “SD” means Sean Docherty, an individual.

1.35 “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding, escheat and unclaimed property taxes, import and export duties, charges, tariffs and other related fees and expenses payable to a Governmental Entity, and any and all other taxes, assessments, penalties, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding (e.g., payroll withholding Taxes) and whether or not requiring the filing of a tax return or other filing), deficiency assessments, additions to tax, penalties and interest, and shall include any Liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

1.36 “Termination Event” means any event expressly set forth in Section 6.4(a), Section 6.4(c), Section 6.6(b), Section 6.12, or Section 9.2(a) that continues beyond the Cure Period.

1.37 “Third-Party Claim” means any claim, action, suit, proceeding, arbitration, investigation, or demand brought or asserted by a Person other than a Party or one or more of its Affiliates.

1.38 “Units” has the meaning set forth in Section 3.4.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title, and interest in and to Frame and all the Acquired Assets, free and clear of all Liens (other than Permitted Liens, if any, expressly set forth on Schedule 6). The conveyance shall include, without limitation: (i) all intellectual property rights (including without limitation copyrights, patent rights, and trade secrets); (ii) all source code and object code, repositories, build artifacts, documentation and specifications; (iii) all blockchain infrastructure and operational assets (including without limitation validator access, signing keys, credentials, domain names, DNS and hosting accounts, and cloud/infrastructure configurations); and (iv) all appurtenants thereto and all goodwill associated therewith, in each case as further described, without limitation, on Schedule 1

2.2 Excluded Assets. Notwithstanding Section 2.1, Seller shall retain, and Buyer shall not acquire or possess, the assets listed on Schedule 2 (the “Excluded Assets”). If Schedule 2 is blank, then there are no Excluded Assets.

2.3 Assumed Liabilities. Buyer shall assume only those liabilities expressly set forth on Schedule 3 (the “Assumed Liabilities”). Except for the Assumed Liabilities, Buyer shall not assume, and shall not be responsible in any fashion for, any liability or obligation of Seller of any kind, whether accrued, absolute, contingent, or otherwise, relating to any date or period before the Closing or otherwise arising in connection with Seller’s ownership or licensing of the Acquired Assets prior to Closing.

2.4 Excluded Liabilities. All liabilities and obligations of Seller that are not Assumed Liabilities are hereby expressly and specifically excluded from the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the “Excluded Liabilities”), including without limitation (i) any taxes of Seller, (ii) any Indebtedness of Seller, (iii) any license fees, and (iv) without limiting the foregoing, any and all Indebtedness, obligations, Losses, or claims, relating to or arising out of Frame or any of SD’s or Seller’s activities to and through the date of Closing.

2.5 Purchase Price and Consideration. In full consideration for the sale and transfer of the Acquired Assets, Buyer and/or TCC shall provide to Seller the following consideration (collectively, the “Purchase Price”):

(a) Equity Consideration for IP Transfer. Subject to the terms of Section 2.5 and Schedule 7, TCC shall issue to Seller shares of TCC common stock (the “CRCW Shares”) in recognition of Seller’s transfer of IP to Buyer, with such CRCW shares issued in amounts and in tranches tied to the relevant milestones set forth on Schedule 7.

(b) Employment (Syring) Services Consideration. Subject to the terms of Section 6.5(c) and Schedule 7, TCC shall issue shares of TCC common stock to Syring (or an agreed Affiliate of Syring) in amounts, and in tranches tied to the relevant milestones, set forth on Schedule 7 as consideration for services rendered to TCC (the “Syring Service Milestones”).

2.6 Reimbursement Rights. Buyer and/or TCC shall provide reimbursement and refund rights as set forth in Section 6.9.

2.7 Securities Matters; Restrictions. The Parties acknowledge that none of the CRCW Shares or the other shares of TCC common stock discussed in Section 2.5(a) or Section 2.5(b) has been registered under the Securities Act of 1933, as amended, and that such shares shall therefore be issued to Seller as restricted stock. Seller represents that Seller is acquiring such securities for investment and not with a view to distribution and understands that the CRCW Shares and such other shares of TCC common stock will be “restricted securities” subject to transfer restrictions. Definitive securities representations, legends, and compliance provisions shall be set forth in Stock Issuance Agreements to be executed and delivered post-Closing.

ARTICLE III

CLOSING

3.1 Closing Date; Place. The Closing shall occur remotely by exchange of executed documents and deliverables on the Effective Date, unless such date is extended by agreement of the Parties.

3.2 Deliveries by Seller at Closing. At the Closing, unless waived by Buyer entirely or with the idea of making the waived item a post-Closing matter, Seller shall deliver (or cause to be delivered) to Buyer:

(a) a Bill of Sale and Assignment of Acquired Assets, substantially in the form of Exhibit A;

(b) an Intellectual Property Assignment Agreement, substantially in the form of Exhibit B, including without limitation assignment of all IP rights in the Acquired Assets;

(c) all existing access credentials, signing keys, validator access, administrative rights, repositories, domains, hosting, cloud infrastructure access, as applicable, and any and all other operational control information or tools necessary to operate the Frame blockchain, as more fully described on Schedule 1;

(d) such consents and releases as may be reasonably requested by Buyer to assist or document the transfer of any and all third-party assets included in the Acquired Assets;

(e) the Consulting Agreement, executed by Seller and effective as of the Closing Date (with actual services by SD and payment to Seller thereunder to begin as of the date TCC meets the Funding Requirement, or as otherwise mutually agreed);

(f) a copy of Seller’s organizational documents and bylaws certified by the Cayman Islands as of a recent date;

(g) all Definitive Agreements not referenced above; and

(h) such resolutions, certificates, or documents as shall be requested by, and satisfactory to, Buyer in Buyer’s reasonable discretion.

3.3 Deliveries by Buyer/TCC at Closing. At the Closing, unless waived by Seller entirely or with the idea of making the waived item a post-Closing matter, Buyer and/or TCC shall deliver (or cause to be delivered) to Seller:

(a) evidence of formation and good standing of Buyer as a Nevada limited liability company along with evidence that Buyer is a wholly-owned subsidiary of TCC; and

(b) the Consulting Agreement, executed by TCC and effective as of the Closing Date (with actual services by SD and payment thereunder to begin as of the date TCC meets the Funding Requirement, or as otherwise mutually agreed).

3.4 Post-Closing Deliverables and Transition; Further Assurances.

Following the Closing —

(a) TCC will deliver to Seller:

(i) a Board Observer Letter granting Seller board observer rights (i.e., the right to identify a Board Observer (as defined in Section 6.6)), effective upon commencement of SD’s services under the Consulting Agreement; and

(ii) executed documents establishing the transfer mechanics for the transfer to Seller of 100% of Buyer’s units of membership interest (“Units”) in connection with a failure by TCC to timely meet the Funding Requirement as required under Section 9.1;

(b) TCC and Syring will each execute and deliver to the other an Employment Agreement, made effective as of the Closing Date (with actual employment, employment services, and payment thereunder to begin as of the date TCC meets the Funding Requirement, or as otherwise mutually agreed);

(c) the Parties shall cooperate in good faith to take all actions necessary or desirable to transition and transfer any and all Acquired Assets to Buyer, including, without limitation, migration of accounts and updating of registrant details, and operational handover, with the intent that Buyer thereby obtain uninterrupted control and ability to operate Frame and the Frame blockchain and related systems; and

(d) the Parties shall take all commercially reasonable steps to confirm and execute on the terms of this Agreement and all Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SD AND SELLER

Each of SD and Seller represents and warrants jointly and severally to Buyer and TCC, as of the Effective Date and as of the Closing Date, as follows:

4.1 Organization; Good Standing. Seller is duly organized, validly existing, and in good standing under the Laws of the Cayman Islands.

4.2 Authority. Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller is a party, and to perform Seller’s obligations hereunder and thereunder. This Agreement and such Ancillary Agreements constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. SD has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which SD is a party, and to perform SD’s obligations hereunder and thereunder. This Agreement and such Ancillary Agreements constitute legal, valid, and binding obligations of SD, enforceable against SD in accordance with their respective terms.

4.3 Title; No Liens. Seller owns and has good and valid title to the Acquired Assets and will transfer the Acquired Assets to Buyer free and clear of all Liens, other than Permitted Liens expressly set forth on Schedule 6. Seller has not sold, assigned, transferred, pledged, encumbered, or otherwise disposed of any interest in the Acquired Assets except as disclosed in this Agreement or on the Schedules. Seller has no Indebtedness, and none of Seller’s shareholders owes any monies to Seller.

4.4 Sole Owner of Frame IP; Chain of Title. Seller is the sole owner of all Frame intellectual property associated with or included in the Acquired Assets, and has not assigned, licensed, or otherwise encumbered such intellectual property. Without limiting the foregoing, to the extent any Acquired Asset was created by employees, contractors, consultants, or other service providers of Seller or any Seller Affiliate, Seller has obtained valid and enforceable written assignments (or work-made-for-hire agreements, as applicable) sufficient to vest ownership in Seller, and Seller has copies of such agreements.

4.5 Sufficiency of Acquired Assets. Except for the Excluded Assets (if any), the Acquired Assets constitute all of the assets, rights, and interests that are necessary or desirable to own, operate, maintain, secure, develop, and commercially exploit the Frame business and technology (including without limitation all existing repositories, domains, credentials, signing keys, validator access, administrative privileges, infrastructure configurations, deployment tooling, as applicable, and documentation necessary to run the Frame blockchain and related systems).

4.6 No Conflict; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate any Law applicable to SD or Seller, or (ii) conflict with or result in a breach of, default under, or termination right under any contract to which SD or Seller is a party, in each case in a manner that would reasonably be expected to impair Seller’s ability to transfer the Acquired Assets. All consents required to transfer the Acquired Assets or to assign any material contract included in the Acquired Assets are listed on Schedule 1, and neither SD nor Seller has received notice that any counterparty intends to withhold any required consent.

4.7 Intellectual Property; Non-Infringement. The Acquired Assets (including without limitation the operation, use, and exploitation of the Frame technology as conducted by Seller) do not infringe, misappropriate, or otherwise violate any intellectual property rights of any third party. Neither SD nor Seller has received any notice alleging infringement or misappropriation relating to the Acquired Assets, and, to Seller’s knowledge, no such claim has been threatened.

4.8 Open-Source Software. Schedule 13 sets forth, to SD’s and Seller’s knowledge following a diligent review, a list of all material open-source software components incorporated into, linked with, or distributed with the Acquired Assets (“OSS”), and identifies any OSS licenses that could reasonably be expected to require (a) disclosure of source code, (b) licensing of source code to third parties, or (c) distribution of derivative works on a royalty-free basis (each, a “Copyleft Obligation”). To SD’s and Seller’s knowledge, Seller’s use of OSS in the Acquired Assets complies in all material respects with applicable OSS license terms, including without limitation attribution, notice, and distribution requirements, except as disclosed on Schedule 12.

4.9 Contracts; Third-Party Services. Schedule 1 and/or Schedule 12 list all material contracts, subscriptions, cloud service accounts, hosting accounts, security/audit engagements, and other third-party arrangements that are (a) necessary or planned for the operation of Frame and the Frame blockchain and related systems, or (b) otherwise material to or in connection with the Acquired Assets (collectively, the “Material Agreements and Assets”). Neither SD nor Seller is in breach of, or lacking, any of the Material Agreements and Assets, and no counterparty is in breach with respect thereto.

4.10 Data Security; Incidents. Seller has implemented commercially reasonable administrative, technical, and physical safeguards designed to protect the confidentiality, integrity, and availability of the Acquired Assets and any data processed or stored in connection therewith. To SD’s and Seller’s knowledge, during the past twenty-four (24) months there has been no unauthorized access to, breach of, or material compromise of any of the systems used in connection with the Acquired Assets, except as disclosed on Schedule 12.

4.11 Compliance with Laws. SD’s and Seller’s development, ownership, licensing, and operation of the Acquired Assets has complied in all material respects with all applicable Laws.

4.12 Litigation. There is no claim, action, arbitration, investigation, or proceeding pending or, to SD’s or Seller’s knowledge, threatened against SD, Seller, or Syring, by any Person or Governmental Entity, except as disclosed on Schedule 12. There is no claim, action, arbitration, investigation, or proceeding, possessed, pending, or threatened by SD, Seller, or Syring, against any Person or Governmental Entity, except as disclosed on Schedule 12.

4.13 Brokers. No broker, finder, investment banker, or similar intermediary is entitled to any brokerage, finder’s fee, or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SD or Seller.

4.14 Taxes; No Liens. There are no Taxes due to any Person with respect to or in connection with Frame or the Acquired Assets. There are no Liens of any sort, including, without limitation, any Lien associated with Taxes, in connection with or relating to Frame or the Acquired Assets, other than Permitted Liens disclosed on Schedule 6.

4.15 No Malware; No Backdoors. The Acquired Assets do not contain or reference any malicious code, time bombs, back doors, or other software routines intentionally designed to permit unauthorized access, disable, erase, or otherwise harm systems or data.

4.16 Full Disclosure. No representation or warranty made by SD or Seller in this Article IV or in any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND TCC

Buyer and TCC each represent and warrant jointly and severally to Seller as of the Effective Date and as of the Closing Date that:

5.1 Organization; Good Standing. Buyer is duly organized, validly existing, and in good standing under the Laws of the State of Nevada. TCC is duly organized, validly existing, and in good standing under the Laws of the State of Nevada.

5.2 Authority. Each of Buyer and TCC has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a legal, valid, and binding obligation of Buyer and TCC, enforceable against each in accordance with its terms.

5.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not violate any organizational document of Buyer or TCC, or any Law applicable thereto.

5.4 Capitalization; Issuance. TCC has duly authorized the issuance of the CRCW Shares and other shares of TCC common stock discussed herein with respect to Seller and Syring, and, if and when issued in accordance with this Agreement and applicable securities laws, such CRCW Shares and other shares of TCC common stock will be validly issued, fully paid, and non-assessable.

5.5 No Litigation. There is no claim, action, arbitration, or proceeding, pending or, to TCC’s or Buyer’s knowledge, threatened, against Buyer or TCC that would reasonably be expected to prevent or materially delay the Closing.

5.6 Brokers. No broker, finder, investment banker, or similar intermediary is entitled to any brokerage, finder’s fee, or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of TCC or Buyer.

5.7 Full Disclosure. No representation or warranty made by TCC or Buyer in this Article V or in any Ancillary Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE VI

COVENANTS

Until the date that is five (5) years after the Closing (upon which date all of the following shall become null and void):

6.1 Confidentiality; Quiet Period; Public Announcements. From the Effective Date until the earlier of (i) the first public announcement by TCC (following consultation with Seller), or (ii) termination of this Agreement prior to the Closing, each Party shall keep all Confidential Information confidential and shall not disclose Confidential Information to (or permit the use of by) any third party except to such Party’s legal counsel, accountants, or other advisors who are bound by confidentiality obligations at least as protective as those herein. No Party shall make any public disclosure or announcement regarding the transactions contemplated hereby without the prior written consent of the other Parties, except as required by Law. Nothing in this Section 6.1 or any other provision of this Agreement shall imply that any of SD, Seller, or Syring, shall be permitted to make any disclosure prohibited by any other written agreement such party enters into with TCC or Buyer.

6.2 Formation and Maintenance of Buyer; Asset Ring-Fencing. TCC shall remain the owner of at least 99% of Buyer’s voting Units in the absence of Seller’s written consent, which consent shall not be unreasonably withheld, delayed, or conditioned. Other than in accordance with the immediately preceding sentence, TCC shall not transfer any portion of Buyer’s voting Units or cause any transfer of Acquired Assets from Buyer, or license any material Acquired Asset outside of Buyer, in each case without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

6.3 No Debt; No Encumbrances. None of the Parties shall, without both Seller’s and TCC’s prior written consent, which consent may not be unreasonably withheld, conditioned, or delayed: (a) place or permit any debt for borrowed money on or against Buyer or the Acquired Assets, as the case may be; (b) grant any Lien on any Buyer equity or the Acquired Assets; (c) cause Buyer to guarantee any obligation of TCC or any Affiliate other than pursuant to ordinary-course commercial arrangements for subsidiary guarantees required by a commercial lender to TCC; or (d) permit any shareholder of Seller to owe Seller any monies in excess of US$75,000 at any time.

6.4 Employment and Contractor Arrangements; Compensation.

(a) Consulting Agreement and CBO Role. On the Closing Date TCC shall enter into the Consulting Agreement with Seller, which Consulting Agreement shall provide for starting payments of $20,000 per month, with milestone compensation and increases as set forth in Schedule 8. Effective at the meeting of the Funding Date Requirement, TCC shall invite SD to serve, and SD shall serve, as Chief Blockchain Officer (“CBO”) of TCC (or such Affiliate as designated or permitted in the Consulting Agreement) via Seller with the role definition, oversight authority, and delegation framework, associated with such officership as set forth on Schedule 5..

(b) Post-Closing Employment Agreement. Following the Closing Date, TCC shall enter into an Employment Agreement with Syring, which Employment Agreement shall provide for starting compensation of $18,334 per month, with milestone compensation and increases as set forth in Schedule 8.

(c) Failure to Pay. Any failure by TCC or Buyer, directly or indirectly, to pay any material amount due to Seller or Syring under any express employment, contractor, reimbursement, or expense obligation shall constitute a Termination Event with respect to such person or entity unless cured within the Cure Period.

6.5 Severance; Continued Milestone Rights After Termination.

(a) Severance. The Employment Agreement and the Consulting Agreement shall provide that, if Syring or Seller, as the case may be, is terminated by TCC or Buyer for any reason other than Cause, Incapacity (as defined therein), or death, then severance shall be payable by TCC to Syring or Seller, as the case may be, as follows: (i) if such termination occurs during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, severance equal to two (2) years of base compensation (cash equivalent); and (ii) if such termination occurs after the first anniversary of the Closing Date, severance equal to one (1) year of base compensation (cash equivalent). The Employment Agreement and the Consulting Agreement shall further provide that, if Syring or Seller, as the case may be, is terminated due to Incapacity or death, then severance shall be payable by TCC to Syring or Seller, as the case may be, in an amount equal to one (1) year of base compensation.

(b) Continued Milestone Bonuses. In addition to severance, if Syring is terminated by TCC or Buyer without Cause or for Incapacity or death, and if Frame has achieved $1,000,000 of cash revenues earned by Buyer from third parties based on the operation of the Frame blockchain at the time of such termination, then Syring shall continue to participate in the milestone-based equity or bonus program described on Schedule 7 for a period of three (3) years following the notice date of such termination.

(c) Termination by Seller, SD, or Syring. If SD or Seller, or Syring, as the case may be, terminates his or its performance of services for TCC when there is (i) no termination by TCC (with or without Cause), (ii) no Incapacity or death that causes such termination, and (iii) no Termination Event, then (x) Section 6.6 shall no longer be effective as to Seller/SD, (y) clause (a) of this Section 6.5 will not apply to Seller (in the case of termination by Seller or SD), and (z) neither of clauses (a) and (b) of this Section 6.5 shall apply to Syring (in the case of termination by Syring).

6.6 Board Rights.

(a) Board Observer. Effective upon commencement of Seller’s services under the Consulting Agreement, SD shall have the right to attend meetings of TCC’s board of directors (excluding sessions involving attorney-client privileged matters, conflicts, or compensation or performance matters specific to Seller) as a non-voting, non-participating, observer representative of Seller (“Board Observer”) and shall receive the same board materials provided to TCC directors (other than as may relate to Seller’s compensation or performance), subject at all times to confidentiality.

(b) Board Seat. Subject at all times to his continued service via Seller pursuant to the Consulting Agreement, (a) TCC shall cause SD to be appointed as a voting member of TCC’s Board of Directors as Seller’s representative within six (6) months of the date that TCC first meets the Funding Requirement, and (b) if such directorship is not granted to SD within such period, then (at Seller’s election, stated in writing and subject to the Cure Period) (i) SD shall automatically be appointed as a director, and TCC shall take all corporate actions necessary to effect such appointment, or (ii) such failure shall constitute a Termination Event.

6.7 D&O Insurance; Indemnification. TCC shall ensure that (a) directors’ and officers’ insurance covers SD in SD’s capacity as a director in a manner consistent with coverage provided to TCC’s other directors, and (b) Buyer and TCC will provide indemnification to SD with respect to third-party claims the fullest extent permitted by Nevada law. Such insurance and indemnification will be documented in the Consulting Agreement (and via a separate indemnification agreement if such an agreement is customarily provided to TCC executives).

6.8 Working Capital; Funding Intent. TCC anticipates funding Buyer with up to $16,000,000 over the course of the two (2) years following the Closing Date, subject at all times to TCC’s business judgment, fiduciary duties, and access to capital; provided, that the Funding Requirement of Section 6.10(a) is binding.

6.9 Bridge Funding and Reimbursement.

(a) Pause Funding. The Parties acknowledge that maintaining the Frame project in a paused state prior to the Closing requires up to $25,000 per month. Seller agrees to fund such $25,000 per month following the Closing Date until TCC funds Buyer.

(b) Reimbursement Upon Funding. Upon TCC’s first funding of Buyer after Closing, Buyer shall, within fifteen (15) Business Days after receipt of an invoice from Seller, reimburse Seller for “pause funding” amounts expended by Seller (up to a maximum of $25,000 per month of the pause) between the Closing Date and the date of such funding.

(c) Extension of Funding Deadline Beyond 120 Days. If the Funding Requirement is not satisfied by the 120-day Funding Deadline, TCC shall have the option to deliver to Seller an amount equal to $25,000 multiplied by four (4) monthly payments ($100,000) in exchange for the extension of the Funding Deadline to a date 120 days after the Funding Deadline (the “Extended Funding Deadline”). For the avoidance of doubt, TCC’s option as described in this Section 6.9(c) shall apply only to an extension of the original Funding Deadline, not to any extension of an already extended Funding Deadline.

(d) Application of Cure Period. Without limiting the effectiveness and/or application of the Cure Period to the acts and omissions made or required in connection with this Agreement, reimbursements and refunds under this Section 6.9 are payment obligations subject to the Cure Period.

6.10 Funding Requirement; Partial Funding Election.

(a) Binding Funding Obligation. TCC shall raise and contribute not less than the Funding Requirement into Buyer on or before the Funding Deadline or the Extended Funding Deadline, as the case may be.

(b) Partial Funding; Seller Acceptance. If TCC funds a portion of the Funding Requirement and Seller deems such amount sufficient to begin providing services (confirmed by Seller accepting and commencing performance under the Consulting Agreement), then Seller’s $1.00 Re-acquisition Option (identified in Section 9.1) shall be null and void ab initio.

6.11 Additional Working Capital as Needed. TCC shall provide additional working capital to Buyer as reasonably needed to operate the Frame business and pursue development, subject to TCC’s and Buyer’s budgets and plans produced in cooperation with Buyer and the CBO, and subject to TCC’s business judgment, fiduciary duties, and access to capital. Any dispute over what constitutes “reasonably needed” shall be resolved under Article XI.

6.12 Access and Control. Seller will have delivered at or prior to Closing all items of access and control necessary to run the Frame business, subject only to expressly disclosed third-party restrictions.

6.13 Non-competition. Each of Seller and SD (for itself and himself, and on behalf of each of their respective Affiliates) hereby covenants and agrees that during the period beginning on the Closing Date and ending upon the seventh (7th) Anniversary of the Closing Date (the “Prohibition Term”), none of Seller, SD, or any such Affiliate will Compete, directly or indirectly, with the Business.

6.14 Non-Solicitation of Business Relationships, Employees and Contractors. Each of Seller and SD (for itself and himself and on behalf of each of their respective Affiliates) hereby covenants and agrees that, during the Prohibition Term, none of Seller, SD, or any such Affiliate will, directly or indirectly, solicit, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any solicitation of, any individual that has served as an employee or independent contractor of TCC or Buyer, or of any person or entity that has been a material customer, supplier or other business relation of TCC, at any time starting from the twenty-four (24) month period prior to the Closing Date.

6.15 Ownership and Control of Seller. Each of Consultant and SD covenants and agrees that (a) SD shall own at least 50% of Seller at all times, (b) there may not be more than one other holder of the equity of Seller, and (c) all voting and actions of Seller shall be under the full and absolute control of SD at all times.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Closing is subject to satisfaction or waiver of each of the following conditions: (a) SD’s and Seller’s representations and warranties are true and correct in all material respects; (b) Seller has delivered the Closing deliverables set forth in Section 3.2; and (c) no Law or Order or any third party does or will prohibit or challenge the Closing.

7.2 Conditions to Seller’s Obligations. Seller’s obligation to consummate the Closing is subject to satisfaction or waiver of each of the following conditions: (a) Buyer’s and TCC’s representations and warranties are true and correct in all material respects; and (b) Buyer/TCC have delivered the Closing deliverables set forth in Section 3.3; and (c) no Law or Order prohibits the Closing.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

RE-ACQUISITION AND BUY-SELL RIGHTS

9.1 Re-acquisition Option Upon Funding Failure.

(a) Option Grant. If the Funding Requirement is not satisfied by the later of (i) the Funding Deadline or (ii) the Extended Funding Deadline (as the case may be), and neither SD nor Seller has waived the Funding Requirement, in whole or in part (which waiver shall be deemed made by Seller’s acceptance and commencement of performance under the Consulting Agreement), then Seller shall have the right, but not the obligation, by signed notice to TCC, for a period of 30 days, to acquire from TCC 100% of the issued and outstanding Units of Buyer for a purchase price of $1.00 (the “Re-acquisition Option”). If Seller shall not properly exercise such option to acquire such Units of Buyer within 30 days, Seller’s option shall expire and this Section 9(a) will be null and void.

(b) Single-Signature Mechanics. TCC shall execute and deliver into escrow (with an escrow agent and with escrow instructions and terms agreed by each of TCC and Seller) an irrevocable stock power and assignment in blank for all Buyer Units and such other instruments as are reasonably necessary to effect the transfer thereof to Seller upon Seller’s proper and timely unilateral exercise of the Re-acquisition Option. The escrow agent’s instructions shall be reasonable and shall include the requirement of a signed and sworn attestation by SD and Seller that the Funding Requirement has not been satisfied by the Funding Deadline or the Extended Funding Deadline (as the case may be), and has not been waived, and that seven (7) Business Days have passed since such deadline date. Upon Seller’s written notice of exercise in accordance with such agreed instructions, the escrow agent shall release such Units to Seller, and TCC shall take all corporate actions required to give effect to the transfer.

(c) Return of CRCW Shares. If Seller exercises the Re-acquisition Option, Seller shall promptly return (or cause to be returned) to TCC any and all CRCW Shares and other shares of TCC common stock, if any, received by Seller or any of its Affiliates (if any), and any and all unvested milestone rights set forth on Schedule 7 and Schedule 8 shall terminate and be of no further effect.

(d) Effect. Upon consummation of the acquisition of Buyer pursuant to the Re-acquisition Option, the intellectual property (“IP”) of Seller, Buyer, and TCC shall be addressed as per Schedule 10.

9.2 Buy-Sell Upon Termination Event.

(a) Termination Events. Following written notice of breach from Seller to Buyer and TCC, each of the following shall constitute a “Termination Event” if it has not been waived or cured within the Cure Period:

(i) to the extent such right has not been eliminated pursuant to Section 6.5(c), failure to provide SD a voting seat on TCC’s Board of Directors within six (6) months after the date that TCC first meets the Funding Requirement, unless SD or Seller elects to delay such appointment or SD or Seller elects to waive the right entirely (as demonstrated by Seller’s acceptance and commencement of performance under the Consulting Agreement);

(ii) Failure to make required payments under the Employment Agreement or the Consulting Agreement;

(iii) any Change of Control of TCC or Buyer completed without SD’s or Seller’s participation or written consent (which shall not be unreasonably withheld, conditioned, or delayed);

(iv) any transfer, encumbrance, or incurrence of debt for borrowed monies that is prohibited by Section 6.3; or

(v) termination of Seller or Syring by TCC or Buyer without Cause under the Consulting Agreement or the Employment Agreement, respectively;

provided, that none of the foregoing shall constitute a Termination Event if it shall take place after the date that is five (5) years after the Closing Date (at which point this entire Section 9.2 shall become null and void).

(b) Buy-Sell in Case of a Termination Event. Upon the occurrence of any Termination Event, Seller shall have the right for 60 days beyond the relevant Cure Period to provide TCC with Seller’s offer to purchase Buyer from TCC (or, at Seller’s election, specified Acquired Assets from Buyer, including without limitation the live blockchain and all related infrastructure). To exercise such right, Seller shall deliver a written notice (“Seller’s Offer Notice”) to TCC that includes all relevant information regarding such offer from Seller, including, without limitation, the form, timing, and amount of consideration to be delivered to TCC by Seller and, if such an agreement has been prepared, the form of agreement pursuant to which such purchase would be made. TCC will have 60 days to consider Seller’s offer as outlined in Seller’s Offer Notice and to match that offer, with delivery of the consideration to take place within 60 days of the date that TCC exercises its matching right (provided, however, if the Seller’s purchase price offer consists of or includes non-cash consideration, TCC shall have the option of delivering funds or shares of TCC common stock equal in fair-market value to the fair-market value of such non-cash consideration). If TCC fails to match Seller’s offer in such fashion within 60 days, or if TCC matches Seller’s offer but then fails to deliver the agreed consideration to Seller within 60 days of the date TCC matches the offer, then Seller may demand that TCC sell Buyer (or the desired portion of the Acquired Assets) to Seller on the basis of Seller’s original offer terms. If Seller fails to deliver the consideration owed TCC within 60 days of TCC’s determination not to, or failure to, match Seller’s offer, then Seller’s entire opportunity under this Section 9.2 to purchase Buyer (or certain of the Acquired Assets) shall expire and become null and void, and Seller shall have no further right to purchase Buyer or any of its assets or to revisit Seller’s rights under this Section 9.2.

(c) For purposes of clarification, the actions of the Parties described by this Section 9.2 are the only actions that may be taken by the Parties when a Termination Event takes place.

(d) Transferred Assets. Any purchase under Section 9.2(b) by Seller shall include transfer to Seller of all repositories, domains, credentials, signing keys, validator access, and infrastructure necessary to operate the blockchain, as described on Schedule 1.

(e) Effect on Milestone Equity. All milestone equity bonuses (including those defined in Schedule 7) shall be null and void if Seller consummates a purchase of Buyer or any of the specified Acquired Assets.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification by Seller; Joint and Several Liability. Subject to the terms and limitations of this Article X and any Cure Period, SD and Seller shall, jointly and severally, indemnify, defend, and hold harmless Buyer, TCC, and each of their respective Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses arising out of or resulting from: (a) any breach of any representation or warranty of SD or Seller contained in this Agreement or any Ancillary Agreement; (b) any breach of any covenant or agreement of SD or Seller contained in this Agreement or any Ancillary Agreement; and (c) any Excluded Liabilities. Notwithstanding any other provision of this Agreement or of any Ancillary Agreement, SD and Seller are jointly and severally liable for the indemnification obligations set forth in this Article X (other than those set forth in Section 10.2) and for all of SD’s and Seller’s representations and warranties, covenants, and obligations.

10.2 Indemnification by Buyer and TCC. Subject to the terms and limitations of this Article X and any Cure Period, Buyer and TCC shall, jointly and severally, indemnify, defend, and hold harmless Seller and SD and each of their respective Affiliates and Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from: (a) any breach of any representation or warranty of Buyer or TCC contained in this Agreement or any Ancillary Agreement; (b) any breach of any covenant or agreement of Buyer or TCC contained in this Agreement or any Ancillary Agreement; (c) any Assumed Liabilities; and (d) any failure to timely perform or pay any guaranteed obligations (other than the Funding Requirement), including without limitation reimbursement severance, funding, and milestone equity issuance obligations, to the extent such obligations are expressly payable under this Agreement and the Ancillary Agreements.

10.3 Survival. (a) The representations and warranties of the Parties in this Agreement shall survive the Closing for eighteen (18) months, except that (i) Fundamental Representations shall survive until the expiration of the applicable statute of limitations, and (ii) claims for Fraud or intentional misrepresentation or omission shall survive indefinitely. (b) The covenants and agreements of the Parties that by their nature are to be performed after the Closing shall survive for the period of such performance (or, if a specific survival period is stated, for such stated period).

10.4 Limitations; Basket and Cap. (a) Except with respect to Fundamental Representations and Fraud, the aggregate liability of Seller for breaches of Seller’s representations and warranties shall not exceed an amount equal to the value of the Purchase Price actually delivered to Seller (including without limitation the VWAP of the CRCW Shares and other shares of TCC common stock issued to Seller for the 10 trading days immediately prior to the date of such issuance). (b) Except with respect to Fundamental Representations and Fraud, the aggregate liability of Buyer and TCC for breaches of their representations and warranties shall not exceed an amount equal to the value of the Purchase Price actually delivered to Seller (including without limitation the VWAP of the CRCW Shares and other shares of TCC common stock issued to Seller for the 10 trading days immediately prior to the date of such issuance plus any amounts otherwise expressly payable as payment obligations). (c) Except with respect to Fundamental Representations, Fraud, and payment obligations that are expressly payable under this Agreement (including without limitation Section 6.5, and Section 6.9, and Article IX hereof), no Party shall be liable for indemnification under Section 10.1 or Section 10.2 unless and until the aggregate amount of Losses exceeds a deductible basket of ten percent (10.0%) of the value of the Purchase Price actually delivered to Seller (as determined above in this Section 10.4), at which time the Indemnifying Party shall be liable only for Losses in excess of such basket.

10.5 Third-Party Claims. (a) If any Indemnified Party receives notice of a Third-Party Claim that may give rise to indemnification hereunder, such Indemnified Party shall promptly notify the Indemnifying Party in writing. (b) The Indemnifying Party shall have the right to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify and such defense is diligently conducted. (c) Indemnified Parties may participate in the defense at their own expense. (d) Absent the written consent of the Indemnified Party, Indemnifying Party shall not settle any Third-Party Claim without the relevant Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed) if such settlement (i) imposes injunctive or other non-monetary relief on the Indemnified Party, (ii) includes an admission of wrongdoing by the Indemnified Party, or (iii) does not include an unconditional general release of the Indemnified Party.

10.6 Direct Claims. Any Indemnified Party seeking indemnification for Losses not involving a Third-Party Claim shall provide written notice to the Indemnifying Party describing the claim in reasonable detail, including without limitation, to the extent practicable, the factual basis and a good-faith estimate of the Losses. The Indemnifying Party shall have thirty (30) days to respond with acceptance or to begin a written dispute. Disputes shall be resolved pursuant to Article XI.

10.7 Mitigation; Insurance; No Double Recovery. Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses. Indemnification shall be reduced by any amounts actually recovered by the Indemnified Party under applicable insurance policies or from third parties with respect to the same Losses (net of reasonable costs of recovery). No Party shall be entitled to double recovery for the same Losses under multiple theories or provisions of this Agreement.

10.8 Exclusive Remedy. Except for (a) claims based on Fraud or intentional misrepresentation, (b) claims for equitable relief (including without limitation specific performance and injunctive relief), (c) claims for payment obligations expressly payable under this Agreement or the Ancillary Agreements, and (d) claims for Excluded Liabilities and Assumed Liabilities as applicable, the indemnification provisions of this Article X shall be the exclusive post-Closing remedy for monetary damages arising out of this Agreement.

ARTICLE XI

DISPUTE RESOLUTION; ARBITRATION

11.1 Arbitration. Any and all disputes, claims, or controversies arising out of or relating to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby (including without limitation with respect to (a) whether or not Cause exists, (b) whether or not a Termination Event has occurred, (c) any valuation dispute, or (d) enforcement of the Re-acquisition Option) shall be resolved exclusively by final and binding arbitration administered by the JAMS on the terms set forth in this Article XI before a single arbitrator in accordance with JAMS’ domestic Commercial Arbitration Rules, except to the extent such rules are particularized or modified below.

11.2 Venue. The arbitration shall be held in Clark County, Nevada.

11.3 Interim Relief. A Party may seek temporary or preliminary injunctive relief in any court of competent jurisdiction located in Clark County, Nevada, to prevent irreparable harm pending arbitration.

11.4 Arbitrator. The arbitration shall be conducted by a single arbitrator with substantial experience in mergers and acquisitions and director or consultant performance disputes.

11.5 Fees and Costs. To the extent arbitration is demanded via JAMS, during the first five (5) years following the Closing the costs of arbitration (i.e., JAMS fees and the fees of the arbitrator) shall be allocated 75% to TCC/Buyer and 25% to Seller; provided, that all attorneys’ fees and costs and other costs incurred by the respective Parties (such as, without limitation, experts, transportation and lodging, transcripts, printing, exhibits, and the like) shall belong exclusively thereto. No claim or other action relating in any way to SD or the Consulting Agreement or any of the provisions thereof shall be deemed to be a claim by an employee.

11.6 Confidentiality. The arbitration shall be confidential, and the existence, content, and results thereof and therefrom shall not be disclosed to any person or entity except as required by Law or as necessary to enforce an award.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law. This Agreement and all disputes arising hereunder shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles or those of any other jurisdiction.

12.2 Submission to Jurisdiction. Subject to Article XI, each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada for any action seeking injunctive relief or to enforce an arbitration award.

12.3 Assignment. No Party may assign this Agreement or any of the Ancillary Agreements without the prior written consent of the other Part(ies) thereto, except that TCC may assign any of the same to an Affiliate thereof so long as TCC remains fully liable hereunder or thereunder; provided that any assignment that would, if consummated, constitute a Change of Control may only be deemed not to be a Change of Control with Seller’s consent pursuant to Section 6.12.

12.4 Notices. All notices shall be in writing and delivered by (i) personal delivery, (ii) nationally recognized overnight courier, or (iii) email with confirmation of receipt, to the addresses set forth on Schedule 11.

12.5 Entire Agreement; Amendment. This Agreement (including without limitation all its schedules and exhibits and all Ancillary Agreements) constitutes the entire agreement between and among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written, oral, or implied. None of this Agreement, its schedules and exhibits, or any of the Ancillary Agreements may be modified or amended other than via a writing signed by each of the relevant Parties.

12.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one instrument. Electronic signatures and PDF counterparts are effective.

12.7 Severability. If any provision of this Agreement, its schedules and exhibits, or any of the Ancillary Agreements is held invalid or unenforceable, the remaining provisions of such document will remain in full force and effect.

12.8 No Waiver. No failure or delay by any Party in exercising any right shall operate as a waiver thereof, and no individual instance of a waiver shall be deemed to constitute a waiver of any further action.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the Effective Date.

BUYER:

Frame Intelligence, LLC, a Nevada limited liability company

By its Manager:

The Crypto Company, Inc., a Nevada corporation

By:
Ron Levy, Chief Executive Officer

TCC: **

The Crypto Company, Inc., a Nevada corporation

By:
Ron Levy, Chief Executive Officer

SD:

Sean Docherty, individually

SELLER:

Frame Holdings Ltd, an exempted Cayman Islands company

By:
Sean Docherty, authorized officer

** Only with respect to purposes specifically and expressly set forth in this Agreement.

SCHEDULES AND EXHIBITS

Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. We agree to furnish supplementally a copy of such omitted materials to the SEC upon request.

Schedule 1 – Acquired Assets

Schedule 2 – Excluded Assets

Schedule 3 – Assumed Liabilities

Schedule 4 – Personnel; Services Terms

Schedule 5 – Cause Definitions; CBO Leadership Framework

Schedule 6 – Permitted Liens

Schedule 7 – Equity Milestones and Issuance Mechanics

Schedule 8 – Compensation Milestones

Schedule 9 – Definition of Change of Control

Schedule 10 – IP License Back

Schedule 11 – Notice Information

Schedule 12 – Disclosures Relating to SD and Seller Representations and Warranties

Exhibit A – Bill of Sale and Assignment

Exhibit B – IP Assignment Agreement

Exhibit C – Form of Consulting Agreement

EXHIBIT A – BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (this “Bill of Sale”) is made as of March 20, 2026, by Frame Holdings Ltd, a Cayman Islands exempted company with company registration number 423415 (“Assignor”), in favor of Frame Intelligence, LLC, a Nevada limited liability company (“Assignee”), pursuant to that certain Asset Purchase Agreement dated as of March 20, 2026 (the “Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

1. Transfer. Assignor hereby sells, assigns, conveys, transfers, and delivers to Assignee all of Assignor’s right, title, and interest in and to Frame and the Acquired Assets (as defined in the Agreement), free and clear of all Liens (other than Permitted Liens, if any, disclosed on the Schedules).

2. Further Assurances. Assignor shall execute and deliver such further instruments and take such further actions as Assignee may reasonably request to effectuate the transfer contemplated hereby.

3. Governing Law. This Bill of Sale shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, Assignor has executed this Bill of Sale as of the date first written above.

ASSIGNOR:

Frame Holdings Ltd, an exempted Cayman Islands company

By:
Sean Docherty, authorized officer

EXHIBIT B – IP ASSIGNMENT AGREEMENT

This Intellectual Property Assignment (this “IP Assignment”) is made as of March 20, 2026, by Frame Holdings Ltd, a Cayman Islands exempted company with company registration number 423415 (“Assignor”), in favor of Frame Intelligence, LLC, a Nevada limited liability company (“Assignee”), pursuant to that certain Asset Purchase Agreement dated as of March 20, 2026.

Assignor hereby irrevocably assigns to Assignee all right, title, and interest in and to all intellectual property associated with or included in the Acquired Assets, including without limitation all copyrights, source code, algorithms, processes, patents, trademarks, trade secrets, know-how, inventions, and related rights, together with all rights to sue for past, present, and future infringement or misappropriation and to recover damages and other remedies.

Assignor shall execute such confirmatory assignments as may be reasonably requested to record or perfect the foregoing assignments.

Governing Law: Nevada.

ASSIGNOR: Frame Holdings Ltd, an exempted Cayman Islands company

By:
Sean Docherty, authorized officer

EXHIBIT C

FORM OF CONSULTING AGREEMENT